Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Second-Quarter 2014 Results

Summary
The second quarter came in above the expectations we provided in the April Earnings call, and consistent with the revised outlook we released on June 12. It was a good quarter representing financial growth and solid momentum as we approach the second half of the year.

Second-quarter revenue of $13.8B was up 8% sequentially, above the average seasonal increase in the second quarter and in line with our revised outlook on June 12. Gross margin of 64.5% was up almost 5 points from the first quarter and 1.5 points above our original Q2 guidance. The almost five point increase relative to the first quarter is primarily due to lower 14nm startup costs, higher platform* volumes, and lower platform* unit costs. Net income for the second quarter was $2.8B with earnings per share of $0.55.

In the second quarter we repurchased $2.1B of stock. We have also announced an additional $20 billion of authorizations for future stock repurchases. Our intent is to repurchase another $4B of stock in Q3 with additional repurchases planned for Q4.

Looking forward, we are forecasting revenue of $14.4B for the third quarter, up approximately 4 percent from the second quarter, this forecast is in line with the average seasonal increase for Q3 that we have seen over the last several years. We expect third-quarter gross margin to increase by 1.5 points to 66%, driven by lower platform* unit costs and higher platform* volumes, partially offset by lower platform* average selling prices. For the year, we expect revenue growth relative to last year of approximately 5%, and our gross margin forecast is now 63% versus the April 15 Outlook of 61%.

The second quarter 2014 results when compared to the second quarter from a year ago were the following:

•	Revenue of $13.8B was up 8%, from $12.8B

•	Gross margin of 64.5% was up 6.2 points from 58.3%

•	Operating income of $3.8B was up 41% from $2.7B

•	Net income of $2.8B was up 40% from $2.0B

•	Earnings per share of 55 cents was up 41% from 39 cents

*PC Client Group and Data Center Group microprocessors and chipsets

Second Quarter 2014

Revenue
Revenue of $13.8B was up 8% sequentially and up 8% from a year ago. Total platform* volumes, across PC and Data Center, were up 12% when compared to the first quarter. Total platform* average selling prices were down 2% when compared to the first quarter.

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PC Client Group had revenue of $8.7B, up 6% year over year. PC Client Group platform volumes were up 9% and platform average selling prices were down 4% from a year ago. On a year-on-year basis, desktop platform volumes were up 8% and desktop platform average selling prices were up 2%. On a year-on-year basis, notebook platform volumes were up 9% and notebook platform average selling prices were down 7%. Relative to the first quarter, PC Client Group revenue was up 9% with platform volumes up 12% and platform average selling prices down 3%.

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Data Center Group had revenue of $3.5B, up 19% on a year-on-year basis. Platform volumes were up 9% and platform average selling prices were up 11% over this same horizon. Data Center Group revenue was up 14% from the first quarter with platform volumes up 12% and platform average selling prices up 3%.

•	Internet of Things Group had revenue of $539M, up 24% on a year-over-year basis, and up 12% from the first quarter.

•	Mobile and Communications Group had revenue of $51M, down 83% on a year-over-year basis, and down 67% from the first quarter.

•	The software and services operating segments had revenue of $548M, up 3% on a year-over-year basis, and down 1% from the first quarter.

•	All other operating segments had revenue of $517M, up 16% on a year-over-year basis, and down 5% from the first quarter.

Gross Margin
Gross margin dollars were $8.9B, up $1.3B compared to the first quarter. Gross margin of 64.5% was up 4.9 points compared to the first quarter, up 1.5 points from our April Outlook, and in line with our Revised Outlook provided on June 12.

Gross Margin Reconciliation: Q1'14 to Q2'14 (59.6% to 64.5%, up 4.9 points)
[note: point attributions are approximate]

•	+ 2.5 points: Lower other cost of sales (primarily on 14nm factory start-up)

•	+ 2.0 points: Higher platform* volumes

•	+ 1.0 point: Lower platform* unit costs

•	+ 1.0 point: Lower platform* inventory write-offs (pre-qualification products costs) primarily on the qualification of 14nm products

•	- 1.0 point: Tablet impact

Gross Margin Reconciliation: Q2'14 Original Outlook to Q2'14 (63% +/- couple points to 64.5%, up 1.5 points)
[note: point attributions are approximate]

•	+ 1.0 point: Higher platform* volumes

•	+ 1.0 point: Lower platform* unit costs

•	- 0.5 point: Tablet impact

*PC Client Group and Data Center Group microprocessors and chipsets

Gross Margin Reconciliation: Q2'13 to Q2'14 (58.3% to 64.5%, up 6.2 points)
When comparing to the second quarter from a year ago, gross margin was up 6.2 points primarily due to lower factory start-up costs primarily on 14nm, lower platform* unit costs primarily on 22nm, and higher platform* volume, partially offset by the ramp of tablet volume.

Spending
Spending for R&D and MG&A was $4.9B, flat from the first quarter and in line with the Revised Outlook provided on June 12. R&D and MG&A as a percentage of revenue was 36%, down from 38% in the first quarter.

Depreciation was $1.9B, in line with expectations.

Amortization of acquisition related intangibles was $72M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $78M compared to a $160M net gain in the first quarter and our Outlook of an approximately $75M net gain. The lower net gain relative to the first quarter was driven primarily by the first quarter gain on sale of Intel Media which was partially offset by dividends received in the second quarter as a result of our equity investment in ASML.

The provision for taxes in the second quarter was at a 28.7% tax rate, slightly above our Revised Outlook provided on June 12 of 28%.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $17.3B, down $1.7B from the first quarter. $11.2B of the total $17.3B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the second quarter was approximately $5.5B. During the second quarter, we paid approximately $1.1B in dividends, purchased $2.8B in capital assets and repurchased $2.1B in stock. Total inventories were up $180M. We expect our net inventory levels to increase as we ramp Broadwell in the back half of this year.

Other Items
The total number of employees was down 1K from the first quarter at 105K.

Diluted shares outstanding was approximately flat to the prior quarter at 5.1B shares outstanding.

Q3 2014 Outlook
Intel's Business Outlook for the third quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after July 15. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.4B, plus or minus $500M in the third quarter. The midpoint of this range is up slightly above 4% from the second quarter, in line with the average seasonal increase for the third quarter that we have seen over the last several years.

*PC Client Group and Data Center Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and trading assets

Gross Margin
Gross margin in the third quarter is expected to be 66%, plus or minus a couple points, up 1.5 points from the second quarter.

Gross Margin Reconciliation: Q2'14 to Q3'14 Outlook (64.5% to 66% +/- a couple points)
[note: point attributions are approximate]

•	+ 1.5 points: Lower platform* unit costs

•	+ 0.5 point: Higher platform* volume

•	- 0.5 point: Lower platform* average selling prices

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $4.9B, flat to the second quarter.

Depreciation is forecast to be approximately $1.9B, flat from the second quarter.

Restructuring charges are forecast to be approximately $20M.

Amortization of acquisition-related intangibles is forecast to be approximately $65M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately zero, compared to a net gain of $78M in the second quarter.

2014 Outlook
The Outlook for full year 2014 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after July 15.

Revenue
Revenue for the year is expected to grow approximately 5% relative to 2013, an increase from the April outlook of approximately flat.

Gross Margin
Gross margin for the year is expected to be 63% plus or minus a couple points, up versus our prior expectation in April Outlook of 61%. This is driven primarily by lower platform* unit costs, higher platform* volumes, and partially offset by lower platform* average selling prices.

Spending
Spending for R&D and MG&A for the year is now expected to be $19.3B plus or minus $200M, higher than our prior expectation of $19.2B in the Revised Outlook on June 12, primarily as a result of increases in revenue- and profit-dependent spending and marketing expenses.

Amortization of acquisition-related intangibles is still expected to be approximately $300M.

Depreciation for the year is still forecast to be approximately $7.4B.

*PC Client Group and Data Center Group microprocessors and chipsets

Other Income Statement Items
The tax rate for each of the remaining quarters of 2014 is still expected to be 28%, in line with our Revised Outlook on June 12.

Balance Sheet and Cash Flow Items
Capital spending for 2014 is expected to be $11.0B plus or minus $500M, unchanged from our prior expectations.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company’s expectations.

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Demand for Intel's products is highly variable and, in recent years, Intel has experienced declining orders in the traditional PC market segment. Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; customer acceptance of Intel’s and competitors’ products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

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Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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The amount, timing and other execution of Intel's stock buyback program could be affected by changes in Intel's priorities for the use of cash for other purposes, such as operational spending, capital spending, acquisitions, and because of changes in cash flows and changes in tax laws.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-K and Form 10-Q.